Exhibit 11

MIND C.T.I. LTD.

Code of Ethics and Business Conduct

I. Introduction

This Code of Ethics and Business Conduct, which we refer to as this “Code,” applies to all the directors, officers and employees of MIND C.T.I. Ltd. and its affiliates (together, “MIND” or “we”).

This Code will assist you to appreciate the importance we place on integrity and ethical business conduct and will assist us to prevent wrongdoing. We expect that you will uphold these principles, but since this Code does not purport to provide answers to all questions that might arise, we must rely on you to exercise common sense and good judgment of what is right, including a sense of when it is proper for you to seek guidance from others.

The purpose of this Code is to codify those standards that MIND believes are reasonably designed to deter wrongdoing and to promote, among other things, adherence to the following principles:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships:
•	Full, fair, accurate, timely and understandable disclosure in reports and documents that MIND files with, or submits to, the U.S. Securities and Exchange Commission and in other public communications made by MIND;
•	Compliance with applicable governmental laws, rules and regulations;
•	The prompt internal reporting of violations of this Code; and
•	Accountability for adherence to this Code.

No provision of this Code, however, is intended to create any right in favor of any third party, including any shareholder, officer, director or employee of MIND or any subsidiary thereof, in the event of a violation of any provision of this Code.

II. Conflicts of Interest

Although you are generally free to engage in personal business and other activities outside MIND outside ordinary business hours, this freedom is not unlimited and you should generally avoid conflicts of interest.

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A conflict of interest occurs whenever your personal interests interfere or may interfere in any way, or appear to interfere, with the best interests of MIND. For example, a conflict can arise if you take actions or have interests that may make it difficult to perform your work for MIND objectively. Conflicts of interest may also arise when you or a member of your family receives improper personal benefits as a result of your position in MIND, whether received from us or a third party.

III. Full and Fair Public Disclosure

MIND is a public company and our shares are listed for trading on the Nasdaq Global Market. This means, among other things, that we must keep our shareholders, prospective investors and the public at large apprised of material information or developments concerning us and that our filings with the SEC be accurate and timely.

We need to ensure that public communications about material events or developments concerning us are disseminated to the public in accordance with all applicable legal and regulatory requirements. You can assist us in achieving these goals by, among other things, complying with the following guidelines:

•	If you are responsible for preparing our public disclosures, press releases, etc. or provide information to our people who are part of this process, you should do your best to make sure that such disclosure or information is full, fair, accurate and understandable.
•	MIND’s books and records, including financial statements and reports on which such financials are based, must accurately and fairly present all our transactions in reasonable detail.

MIND designates a limited number of spokespersons responsible for communication of material information or commenting on material developments. Directors, officers and employees who are not authorized spokespersons may not disclose to the public any non-public material information and may not respond to inquiries on any material issue, unless specifically asked to do so by an authorized spokesperson. Any inquiries from the investment community should be referred to MIND’s Chief Financial Officer or Chief Executive Officer. For more information, see MIND's Disclosure Policy.

IV. Compliance with Law and Regulations

Needless to say, people at MIND are required to comply and strictly adhere to all applicable laws, rules and regulations, in Israel and around the globe.

This Code does not summarize all laws, rules and regulations applicable to us or you. However, ignorance of the law is no excuse. As our operations are worldwide, we also must be receptive to the different local laws and rules that apply to our business. Thus, you should become familiar with the applicable laws and regulations that apply to the nature of your work. This does not mean that you must be a legal expert but rather that you will be able to suspect when a compliance issue exists and further guidance is warranted.

Also, all directors, officers and employees of MIND must comply with MIND’s Insider Trading Policy.

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V. Enforcement of this Code

Each officer, director and employee shall be personally responsible and accountable for his or her adherence to the provisions of this Code. We will take appropriate disciplinary actions for violations of this Code. Such disciplinary actions include, but are not limited to, penalties and demotions and even dismissals. Disciplinary actions may also extend to the violator’s supervisor, insofar as we determine that he or she was also at fault by his or her actions or inactions.

If you know of, or reasonably suspect, a violation of applicable laws, rules or regulations, of this Code or other policies of MIND, including any evidence of fraud occurring in your region, business segment or unit, and that involves any employee or agent of MIND, or other irregularities in the management of MIND's business, you must promptly report such information to your supervisor or a member of senior management, as you deem appropriate.

If you deem appropriate, particularly if the matter concerns accounting, auditing or internal control issues, you may report any such matter directly to the Chairman of the Audit Committee. Such submissions may be sent by registered mail to the attention of the Chairman of the Audit Committee at the principal executive offices of the Company. You may also contact the Chairman of the Audit Committee according to the e-mail address and/or telephone number details provided in the Exhibit to this document. An employee making the report may also elect to make the report on a confidential, anonymous basis, but such reports should be clearly marked CONFIDENTIAL. Such report must be sent by registered mail to the attention of the Chairman of the Audit Committee at the principal executive offices of the Company. Confidentiality of such reports will be protected, subject to applicable law, regulation or legal proceedings.

Any report submitted should contain the facts forming the basis of your belief. The report should be sufficiently detailed to ensure a clear understanding of the issues raised. The report should be candid and set forth all of the information known regarding the allegation or concern, including the identity of the individuals involved. If the report contains only unspecified, unsupported allegations, it may not result in the commencement of an investigation. Particular care should be taken to comply with these requirements in instances where the report is made anonymously, as there may be limited or no opportunity to obtain information that is not initially supplied.

MIND policy prohibits discrimination, harassment and/or retaliation against any employee who in good faith provides any information or otherwise assists in any investigation or proceeding regarding any matters of legal or regulatory concern. Any employee who believes that he or she has been the subject of any such prohibited discrimination, harassment and/or retaliation is strongly encourage to report immediately the facts thereof to such employee’s supervisor or manager, to Human Resources directly or to the Chairman of the Audit Committee. Employees who make reports, in good faith, of suspected violations of applicable laws, rules or regulations, of this Code or other policies of MIND, or regarding accounting or audit issues or other irregularities in the management of MIND's business, as described above, to our personnel or the Chairman of the Audit Committee, as applicable, will be protected from retaliation, such as demotion or involuntary termination of employment, as a result of their reports.

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This Code applies to all officers, directors and employees of MIND. It is also intended to constitute a Code of Ethics under the rules of the U.S. Securities and Exchange Commission. Any waiver of this Code for executive officers or directors of MIND may only be made with the approval of the MIND’s Board of Directors or a committee designated thereby. Any such waiver must be disclosed to the public by MIND.

Date:	Name:
Signature:

Exhibit to Code of Ethics

Chairman of the Audit Committee: Mr. Amnon Neubach

Mail Address:

MIND C.T.I. Ltd. Building no. 7, Industrial Park, POB 144, Yoqneam Ilite, 20692 Israel

Attention: Chairman of the Audit Committee

E-mail address: neubacha@netvision.net.il

Telephone number (Israel): +972 50-6331122

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